Exhibit 99.1

Contacts:
	Media Contact	Investor Contact
	David Grip	Kori Doherty
	AspenTech	ICR
	+1 781-221-5273	+1 617-956-6730
	david.grip@aspentech.com	kdoherty@icrinc.com

Aspen Technology Files Quarterly Report on Form 10-Q for the Second and Third Quarters of Fiscal 2008

Announces Selected Preliminary Financial Results for the Second Quarter of Fiscal 2009

Burlington, Mass. — February 19, 2009 — Aspen Technology, Inc. (OTC: AZPN.PK), a leading provider of software and services to the process industries, today announced that the company filed its Quarterly Report on Form 10-Q for the second and third quarters of fiscal 2008, ending December 31, 2007 and March 31, 2008, respectively.  The company also announced selected preliminary financial results for the second quarter of fiscal year 2009, ended December 31, 2008, and today filed restated financial results for the first quarter of fiscal 2008, ended September 30, 2007.

Selected Preliminary Results for the Second Quarter Fiscal 2009

Mark Fusco, Chief Executive Officer of AspenTech, said “With over $63 million in license bookings during the second quarter of fiscal 2009, our performance for the quarter and first half of fiscal 2009 was solid compared to what was a strong year ago period, despite many of our customers facing increased economic pressures.  During the second quarter, we saw a year-over-year increase in the number of seven figure deals and average deal size, which we believe shows continued interest in our differentiated, high value solutions.”  Fusco concluded, “We remain cautious about the macro environment; however, we continue to believe that AspenTech is well positioned to weather the current economic downturn as a result of our proven ROI, long-standing customer relationships with recurring term-based contracts, and demonstrated ability to manage expenses closely.”

The company’s cash balance as of December 31, 2008, was approximately $123 million, which was down from $134 million at the end of the first quarter of fiscal 2009, including the payment of approximately $13 million in taxes during the second quarter.  The company did not sell any installments receivable during the second quarter of fiscal 2009 and it increased its company-owned installments receivables by approximately $17 million, which adds to future cash flows.  The company also continued to reduce its secured borrowings balance, which was down by approximately $10 million for the quarter ending December 31, 2008.

Company Files 10Q’s for the Second and Third Quarters of Fiscal 2008

Brad Miller, Chief Financial Officer of AspenTech, said “Now that the company is on file with all required quarterly reports for fiscal 2008, our next focus is completing the audit of Fiscal 2008, ending June 30, 2008, as quickly as possible.  Importantly, we believe we will benefit from the significant time and resources invested in the reviews of our second and third quarter 10-Q’s with our new independent auditing firm.”

Miller added, “After considerable testing of the second and third quarter fiscal 2008 results, it was determined that the company’s GAAP license revenue differed from license bookings due primarily to four large transactions in which license revenue will be recognized in subsequent quarters — based either on delivery of a small software component as part of a much larger aspenONE solution or as services are delivered.  This difference can be seen in the significant increase in our deferred revenue balance as of March 31, 2008, which was up approximately $51 million, or 75% from September 30, 2007.”

Miller concluded, “While the deferral of license revenue impacted our reported operating profitability in our fiscal second and third quarters, we are pleased that strong license bookings during this time period enabled the company to further strengthen its balance sheet.  We held our cash balance relatively stable over these two quarters, while reducing secured borrowings and increasing customer accounts and installments receivable.  We believe this is representative of the strong underlying growth of AspenTech’s business during this time period.”

Second Quarter Fiscal 2008 — ending December 31, 2007

For the second quarter ended December 31, 2007, AspenTech reported total revenue of $74.2 million, a decrease of 23% compared to the second quarter of fiscal 2007.  Within total revenue, license revenue was $37.6 million, a decrease of 38%, and services revenue was $36.6 million, an increase of 3%, compared to the second quarter of fiscal 2007, respectively.  The company closed two large contracts with a net present value totaling $23.8 million that did not meet all of the criteria for revenue recognition by the end of the second quarter of fiscal 2008 and, as such, were recorded as deferred revenue.  There was no comparable impact on the prior year period.

AspenTech’s income from operations, determined in accordance with generally accepted accounting principles (GAAP), was $4.1 million in the second quarter of fiscal 2008, representing an operating margin of 5.5%, compared to $24.5 million in the second quarter of fiscal 2007.

GAAP operating expenses in the second quarter of fiscal 2008 included $3.8 million of total stock-based compensation, $1.3 million in restructuring charges due to the company’s continued office consolidations, and $2.7 million in excess auditing and professional fees associated with bringing the company’s financial statements current - the combination of which reduced the company’s operating margin by approximately 11 percentage points. These items reduced the company’s operating margin by approximately 5 percentage points in the second quarter of fiscal 2007.

Net income was $9.3 million in the second quarter of fiscal 2008, including a tax benefit of $2.6 million due to the release of a valuation allowance on foreign deferred income taxes.  The valuation allowance release was recorded as a benefit to the provision for income tax in the second quarter of fiscal 2008.  Net income was $24.1 million in the second quarter of fiscal 2007.

Diluted income per share attributable to common shareholders was $0.10 for the quarter ended December 31, 2007, compared to $0.27 in the second quarter of fiscal 2007.

Third Quarter Fiscal 2008 — ending March 31, 2008

For the third quarter ended March 31, 2008, AspenTech reported total revenue of $74.2 million, a decrease of 7% compared to the third quarter of fiscal 2007.  Within total revenue, license revenue was $40.0 million, a decrease of 8%, and services revenue was $34.2 million, a decrease of 5%, compared to the third quarter of fiscal 2007, respectively.  The company closed two large contracts with a net present value totaling $21.2 million that did not meet all of the criteria for revenue recognition by the end of the third quarter of fiscal 2008 and, as such, were recorded as deferred revenue.  There was no comparable impact on the prior year period.

AspenTech’s income from operations, determined in accordance with generally accepted accounting principles (GAAP), was $1.9 million in the third quarter of fiscal 2008, representing an operating margin of 2.5% compared to $6.9 million in the third quarter of fiscal 2007.

GAAP operating expenses in the third quarter of fiscal 2008 included $2.1 million of non-cash stock-based compensation, $0.1 million in restructuring charges due to the company’s continued office consolidations, and $3.6 million in excess auditing and professional fees associated with bringing the company’s financial statements current - the combination of which reduced the company’s operating margin by approximately 8 percentage points. These items reduced the company’s operating margin by approximately 7 percentage points in the comparable period for fiscal 2007.

Net income was $4.0 million in the third quarter of fiscal 2008, a decrease compared to $5.1 million in the year ago period.  Diluted income per share attributable to common shareholders was $0.04 for the quarter ended March 31, 2008, compared to $0.06 in the third quarter of fiscal 2007.

Balance Sheet, Cash Flow and Restatement of First Quarter Fiscal 2008

The company’s cash balance at the end of the third quarter of fiscal 2008 was $136.4 million, an increase compared to $129.5 million at the end of the first quarter of fiscal 2008.  For the nine months ended March 31, 2008, cash flow from operations was $47.7 million, offset by cash used in investing activities of $7.0 million and cash used in financing activities of $37.0 million.

Over the course of the second and third quarters of fiscal 2008, the company reduced its total secured borrowings account by $24.2 million and its collateralized receivables account by $49.0 million.  Over this same time period, the company increased its accounts and installment receivable balances by $89.7 million.

The company’s total deferred revenue balance at March 31, 2008, was $119 million, an increase of 77% since June 30, 2007.

The company has filed a restated cash flow statement and balance sheet for the first quarter of fiscal 2008.  During this quarter repayments of secured borrowings were $7.8 million lower than originally reported, while they were $9.1 million higher than originally reported in the first quarter fiscal 2007.  Offsetting adjustments were included in the cash flows from operations for both respective quarters.  This correction did not impact the total cash repayments to the financial institutions, any change in total cash flows, or ending cash balances at the end of any reporting period.

The company also corrected an error in adjustments made to the accumulated deficit as of July 1, 2007, when it adopted FASB Interpretation No. 48.  The company had previously recognized an increase of $3.0 million in the liability for unrecognized tax benefits, with an offsetting increase to the accumulated deficit upon adoption.  The company currently believes it is appropriate to reverse this $3.0 million liability and the offsetting increase in accumulated deficit as of July 1, 2007.  The company has today filed restated financial statements that correct these errors.

Conference Call and Webcast

AspenTech will host a conference call and webcast today, February 19, at 8:00am (Eastern Time), to discuss the Company’s selected preliminary financial results for the second quarter of fiscal 2009, second and third quarter financial results for fiscal 2008, restated results for the first quarter of fiscal 2008, business outlook and related corporate and financial matters.  The live dial-in number is (877) 239-3024, conference ID code (85678693). Interested parties may also listen to a live webcast of the call by logging on to the Investor Relations section of AspenTech’s website, http://www.aspentech.com/corporate/investor.cfm, and clicking on the “webcast” link. A replay of the call will be archived on AspenTech’s website and will also be available via telephone at (800) 642-1687 or (706) 645-9291, conference ID code (85678693) through February 26, 2009.

About AspenTech

AspenTech is a leading global supplier of software that optimizes process manufacturing — including oil and gas, petroleum, chemicals, pharmaceuticals and other industries that manufacture and produce products from a chemical process.  With integrated aspenONE solutions, process manufacturers can implement best practices for optimizing their engineering, manufacturing and supply chain operations.  As a result, AspenTech customers are better able to increase capacity, improve margins, reduce costs and become more energy efficient.  To see how the world’s leading process manufacturers rely on AspenTech to achieve their operational excellence goals, visit www.aspentech.com.

© 2009 Aspen Technology, Inc. AspenTech, aspenONE and the Aspen leaf logo are trademarks of Aspen Technology, Inc. All rights reserved.  All other trademarks are property of their respective owners.

Forward Looking Statements This press release may contain forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may vary significantly from AspenTech’s expectations based on a number of risks and uncertainties, including, without limitation: fluctuations in AspenTech’s quarterly revenues, operating results and cash flow; difficulty in predicting quarterly revenue levels and operating results due to AspenTech’s lengthy sales cycle; economic downturn in the highly cyclical oil and gas, chemicals, petrochemicals and petroleum industries from which AspenTech derives a majority of its total revenues; substantial damages and expenses AspenTech might incur as the result of securities and derivative litigation and government investigations based on AspenTech’s restatement of its consolidated financial statements due to AspenTech’s prior software accounting practices; a determination that AspenTech has failed to comply with its existing consent decree with the Federal Trade Commission; failure to remedy effectively material weaknesses identified by AspenTech in its internal control over financial reporting; risks associated with the delisting of AspenTech’s common stock from The NASDAQ Stock Market;

failure to manage international operations effectively, or failure to address the challenges associated with transacting business internationally; competition from software offered by current competitors and new market entrants, as well as from internally developed solutions; failure to develop new software products or enhance existing products and services; new accounting standards or interpretations of existing accounting standards that could adversely affect AspenTech’s operating results; failure to develop or maintain strategic alliance relationships; failure to raise capital when needed; and other risk factors described from time to time in AspenTech’s periodic reports filed with the Securities and Exchange Commission.

AspenTech cannot guarantee any future results, levels of activity, performance, or achievements. AspenTech expressly disclaims any current intention to update forward-looking statements after the date of this press release.

Source: Aspen Technology, Inc.

Aspen Technology, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	March 31, 2008	June 30, 2007
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$136,355	$132,267
Accounts receivable, net	63,957	47,200
Unbilled services	4,493	10,641
Current portion of installments receivable, net	43,141	14,214
Current portion of collateralized receivables, net	57,253	104,473
Deferred tax assets	2,620	—
Prepaid expenses and other current assets	11,477	10,163
Total current assets	319,296	318,958
Non-current installments receivable, net	79,485	28,613
Non-current collateralized receivables, net	116,901	140,603
Property and leasehold improvements, net	10,814	6,535
Computer software development costs	5,974	11,104
Other intangible assets, net	689	585
Goodwill	18,936	19,112
Other assets	2,251	3,387
Total assets	$554,346	$528,897

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of term debt	$—	$193
Current portion of secured borrowing	56,149	101,826
Accounts payable	3,202	5,833
Accrued expenses and other current liabilities	61,461	67,068
Income tax payable	19,960	28,674
Deferred revenue	117,397	62,345
Total current liabilities	258,169	265,939
Long-term secured borrowing	114,570	104,324
Deferred revenue	1,105	4,761
Deferred tax liability	625	625
Other liabilities	28,971	16,042

Total stockholders’ equity	150,906	137,206

Total liabilities and stockholder’s equity	$554,346	$528,897

Aspen Technology, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Revenues:
Software licenses	$37,579	$60,461	$68,698	$88,579
Service and other	36,640	35,533	70,359	71,580
Total revenues	74,219	95,994	139,057	160,159
Cost of revenues:
Cost of software licenses	3,831	3,709	7,207	6,858
Cost of service and other	18,069	18,463	34,408	35,944
Amortization of technology related intangible assets	—	1,672	—	3,574
Total cost of revenues	21,900	23,844	41,615	46,376
Gross profit	52,319	72,150	97,442	113,783
Operating Expenses:
Selling and marketing	23,293	22,118	45,584	43,328
Research and development	10,584	10,729	22,261	19,219
General and administrative	13,201	14,106	25,489	24,625
Restructuring charges	1,291	589	8,517	2,035
(Gain) loss on sales and disposals of assets	(120)	88	(100)	73
Total operating costs	48,249	47,630	101,751	89,280
Income (loss) from operations	4,070	24,520	(4,309)	24,503
Interest income	5,748	5,353	11,946	10,473
Interest expense	(4,834)	(4,738)	(9,228)	(9,326)
Foreign currency exchange gain	2,030	3,114	2,193	3,047
Income before provision for income taxes	7,014	28,249	602	28,697
(Provision) benefit for income taxes	2,244	(4,156)	(347)	(6,202)
Net income	9,258	24,093	255	22,495
Accretion of preferred stock discount and dividends	—	(3,408)	—	(7,144)
Income attributable to common shareholders	$9,258	$20,685	$255	$15,351
Basic income per share attributable to common shareholders	$0.10	$0.36	$—	$0.28
Diluted income per share attributable to common shareholders	$0.10	$0.27	$—	$0.25
Basic weighted average shares outstanding	89,602	57,059	89,299	54,930
Diluted weighted average shares outstanding	94,730	90,534	94,297	90,677

Aspen Technology, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Revenues:
Software licenses	$40,018	$43,299	$108,716	$131,878
Service and other	34,226	36,201	104,585	107,781
Total revenues	74,244	79,500	213,301	239,659
Cost of revenues:
Cost of software licenses	4,034	3,571	11,241	10,429
Cost of service and other	17,416	18,620	51,824	54,564
Amortization of technology related intangible assets	—	1,632	—	5,206
Total cost of revenues	21,450	23,823	63,065	70,199
Gross profit	52,794	55,677	150,236	169,460
Operating costs:
Selling and marketing	25,362	23,505	70,946	66,833
Research and development	11,592	12,120	33,853	31,339
General and administrative	13,844	11,402	39,333	36,027
Restructuring charges	111	1,597	8,628	3,632
Loss (gain) on sales and disposals of assets	13	161	(87)	234
Total operating costs	50,922	48,785	152,673	138,065
Income (loss) from operations	1,872	6,892	(2,437)	31,395
Interest income	6,136	5,634	18,082	16,107
Interest expense	(4,510)	(4,669)	(13,738)	(13,995)
Foreign currency exchange gain (loss)	2,653	(176)	4,846	2,871
Income before provision for income taxes	6,151	7,681	6,753	36,378
Provision for income taxes	(2,118)	(2,595)	(2,465)	(8,797)
Net income	4,033	5,086	4,288	27,581
Accretion of preferred stock discount and dividends	—	(146)	—	(7,290)
Income attributable to common shareholders	$4,033	$4,940	$4,288	$20,291
Basic income per share attributable to common shareholders	$0.04	$0.06	$0.05	$0.31
Diluted income per share attributable to common shareholders	$0.04	$0.06	$0.05	$0.30
Basic weighted average shares outstanding	89,972	86,228	89,522	65,211
Diluted weighted average shares outstanding	93,834	91,876	93,865	90,647

Supplemental information –

Stock-based compensation costs included in the Statements of Operations

	Three Months Ended December 31,		Three Months Ended March 31,
	2007	2006	2008	2007

Recorded as expense:
Cost of service and other	$482	$353	$228	$451
Selling and marketing	1,312	1,026	642	919
Research and development	402	391	344	716
General and administrative	1,592	1,227	866	1,155
	3,788	2,997	2,080	3,241
Capitalized computer software development costs	—	2	—	—
Total stock-based compensation	$3,788	$2,999	$2,080	$3,241